Exhibit 99.1
EARNINGS RELEASE OF WESCO FINANCIAL CORPORATION FOR THE QUARTER ENDED
SEPTEMBER 30, 2006, FURNISHED TO THE S.E.C. AS AN EXHIBIT TO FORM 8-K DATED
NOVEMBER 6, 2006
WESCO FINANCIAL CORPORATION
301 East Colorado Boulevard, Suite 300
Pasadena, California 91101-1901

Contact: Jeffrey L. Jacobson	626/585-6700

FOR IMMEDIATE RELEASE — PASADENA, CALIFORNIA, November 3, 2006
     Unaudited consolidated net income of Wesco Financial Corporation and its subsidiaries for the third quarter of 2006 amounted to $23,513,000 compared with $17,866,000 for the third quarter of 2005. Unaudited consolidated net income for the first nine months of 2006 was $70,675,000 compared with $55,473,000 for the first nine months of 2005. The 2005 figures for the nine-month period included $503,000 of after-tax investment gains realized in the second quarter. No investment gains or losses were realized in the 2006 periods or in the third quarter of 2005.
     The increases in consolidated earnings for the 2006 periods resulted mainly from increased investment income earned by the insurance businesses due mainly to increased interest rates on short-term investments, as well as improvement of the furniture rental business, partially offset by decreased underwriting income of the insurance businesses.
     Following is a breakdown of consolidated net income into useful business components. All figures are on an after-tax basis and are in thousands except for per-share amounts, which are based on 7,119,807 shares outstanding.

	Quarter Ended Sept. 30,		Nine Months Ended Sept. 30,
	2006	2005	2006	2005
Wesco-Financial and Kansas Bankers insurance businesses:
Underwriting gain	$240	$453	$5,795	$9,725
Investment income	15,289	10,005	42,263	27,735
CORT furniture rental business	7,645	6,986	21,281	16,317
Precision Steel businesses	270	185	1,209	823
Other	69	237	127	370

Realized investment gains	—	—	—	503

Consolidated net income	$23,513	$17,866	$70,675	$55,473

Per share	$3.31	$2.51	$9.93	$7.79

     Wesco’s Form 10-Q for the quarter ended September 30, 2006 is expected to be filed electronically with the Securities and Exchange Commission on November 7, 2006, and we invite shareholders and the financial media to access it through Wesco’s website (www.wescofinancial.com). The Form 10-Q will contain unaudited condensed consolidated financial statements, management’s discussion and analysis of financial condition and results of operations, and other information.
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